RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. DECLARES
SPECIAL CASH DIVIDEND OF $1.00 PER SHARE

Pennsauken, NJ – December 10, 2015 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced that its Board of Directors declared a special cash dividend of $1.00 per share, payable on December 30, 2015 to stockholders of record at the close of business on December 22, 2015.

Rocco Campanelli, President and CEO of RCM Technologies, Inc., commented: “We are excited to announce a special dividend of $1.00 per share and continue our impressive record of returning capital to our shareholders.  Including an estimate of this upcoming $1.00 special dividend, the $1.00 special dividend declared in December 2012, the $2.00 special dividend declared in December 2014, the $7.5 million stock buyback initiative completed in January 2013 and approximately $2.6 million in shares we have repurchased in fiscal 2015 to date, RCM has returned approximately $61.5 million to our shareholders in a relatively short timeframe.  We are optimistic about the prospects of our business on a go forward basis and we expect to continue to generate strong cash flow in 2016 and beyond.”

Kevin Miller, Chief Financial Officer, added: “Due to the favorable cash generating characteristics of RCM’s business model, the Board believes a target long-term capital structure generally in the range of 1.00x to 2.00x net debt/EBITDA will allow the Company to invest internally for profitable organic growth, consider acquisitions that are a strategic fit to RCM’s core business, and, when appropriate, return capital to shareholders as part of a comprehensive capital allocation framework that is reviewed quarterly by our Board of Directors.  While we anticipate that the issuance of this dividend will cause RCM initially to exceed this long-term targeted net debt/EBITDA ratio, we also expect that we will lower our net debt/EBITDA ratio in line with this range sometime in 2016.  We expect approximately $0.75 or more of the special dividend will receive the tax advantageous characterization of return of capital to shareholders.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition, initiatives to enhance shareholder value and returns, the Company’s future compliance with debt ratios and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.